As filed with the Securities and Exchange Commission on September 1, 2022

Registration No. 333-267054

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Aqua Metals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1169572
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5370 Kietzke Lane, Suite 201 Reno, Nevada	89511
(Address of Principal Executive Offices)	(Zip Code)

_______________________

2019 Stock Incentive Plan

(Full title of the plan)
_______________________

Stephen Cotton
Chief Executive Officer
5370 Kietzke Lane, Suite 201

Reno, Nevada 89511

(Name and address of agent for service)

(775) 446-4418

(Telephone number, including area code, of agent for service)

Copy to:

Daniel K. Donahue

Greenberg Traurig, LLP

18565 Jamboree Road, Suite 500

Irvine, California 92612

(949) 732-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (SEC File No. 333-267054) (the “Registration Statement”) filed with the Securities and Exchange Commission on August 24, 2022 by Aqua Metals, Inc., a Delaware corporation. This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely for the purpose of refiling Exhibit 23.1 thereto, to correct the date of the Consent of Independent Registered Public Accounting Firm. All other portions of the Registration Statement, as previously filed, remain unchanged.  No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement.

Item 8.         Exhibits.

Exhibit No.	Description	Method of Filing

3.1	First Amended and Restated Certificate of Incorporation of the Registrant	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on June 9, 2015.

3.2	Second Amended and Restated Bylaws of the Registrant	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 27, 2018.

3.3	Certificate of Amendment to First Amended and Restated Certificate of Incorporation of the Registrant	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on June 25, 2015.

3.4	Certificate of Amendment to First Amended and Restated Certificate of Incorporation of the Registrant	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed on May 9, 2019.

3.5	Certificate of Amendment to First Amended and Restated Certificate of Incorporation of the Registrant	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed on July 21, 2022.

4.1	Specimen Certificate representing shares of common stock of Registrant	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on July 20, 2015.

5.1	Opinion and Consent of Greenberg Traurig, LLP	Previously filed.

23.1	Consent of Armanino LLP	Filed electronically herewith.

23.4	Consent of Greenberg Traurig, LLP	Previously filed.

24.1	Power of Attorney	Previously filed.

99.1	Aqua Metals, Inc. 2019 Stock Incentive Plan	Incorporated by reference from the Company’s Definitive Proxy Statement filed on April 16, 2020.

107	Filing Fee Table	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reno, Nevada on September 1, 2022.

AQUA METALS, INC.

By:	/s/ Stephen Cotton
Stephen Cotton Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 1, 2022 by the following persons in the capacities indicated.

Signature	Title

/s/ Stephen Cotton	President, Chief Executive Officer and Director (Principal
Stephen Cotton	Executive Officer)

/s/ Judd Merrill	Chief Financial Officer (Principal Financial and Accounting
Judd Merrill	Officer)

*	Chairman of the Board
Vincent L. DiVito

*	Director
Peifang Zhang

*	Director
Edward Smith

*	Director
David Kanen

*By:	/s/ Stephen Cotton
Stephen Cotton Attorney-in-fact

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